Exhibit 4.3

[FORM OF SERIES B NOTE]

OAKTREE CAPITAL MANAGEMENT, L.P.

4.01% SENIOR NOTE, SERIES B, DUE SEPTEMBER 3, 2026

No. RB-[ ]	[Date]

$[ ]	PPN 674003 A@7

FOR VALUE RECEIVED, the undersigned, OAKTREE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Company”), hereby promises to pay to [        ], or registered assigns, the principal sum of [        ] DOLLARS (or so much thereof as shall not have been prepaid) on September 3, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.01% per annum from the date hereof, payable semi-annually in arrears, on the third day of March and September in each year, commencing with the March or September next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.01% and (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the Company or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Guaranty Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guaranty Agreement, dated as of July 11, 2014 (as from time to time amended, the “Note and Guaranty Agreement”), among the Company, Oaktree Capital I, L.P., a Delaware limited partnership, Oaktree Capital II, L.P., a Delaware limited partnership, and Oaktree AIF Investments, L.P., a Delaware limited partnership, and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note and Guaranty Agreement and (ii) made the representation set forth in Section 6.2 of the Note and Guaranty Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note and Guaranty Agreement.

Payment of the principal of, and Make-Whole Amount, if any, and interest on this Note has been guaranteed by the Affiliate Guarantors in accordance with the terms of the Note and Guaranty Agreement.

This Note is a registered Note and, as provided in the Note and Guaranty Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note and Guaranty Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note and Guaranty Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

OAKTREE CAPITAL MANAGEMENT, L.P.

By
Name:
Title:

By
Name:
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